Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Second Quarter 2017 Financial Results

SUNNYVALE, Calif. – August 8, 2017 – Financial Engines (NASDAQ: FNGN), America’s largest independent investment advisori, today reported financial results for its second quarter ended June 30, 2017.

Financial results for the second quarter of 2017 compared to the second quarter of 2016:ii

•	Revenue increased 12% to $118.5 million for the second quarter of 2017 from $106.2 million for the second quarter of 2016.
•	Professional management revenue increased 15% to $110.6 million for the second quarter of 2017 from $96.1 million for the second quarter of 2016.
•	Net income increased 42% to $12.8 million for the second quarter of 2017 from $9.0 million for the second quarter of 2016.
•	Diluted earnings per share increased 43% to $0.20 per share for the second quarter of 2017 from $0.14 per share for the second quarter of 2016.

•	Non-GAAP adjusted EBITDAii increased 12% to $37.4 million for the second quarter of 2017 from $33.4 million for the second quarter of 2016.
•	Non-GAAP adjusted net incomeii increased 18% to $20.6 million for the second quarter of 2017 from $17.6 million for the second quarter of 2016.
•	Non-GAAP adjusted earnings per shareii increased 14% to $0.32 for the second quarter of 2017 from $0.28 for the second quarter of 2016.

Key operating metrics as of June 30, 2017:iii

•	Assets under contract (“AUC”) were $1.143 trillion.
•	Assets under management (“AUM”) were $151.8 billion.
•	Professional management clients were approximately 1,020,000.
•	The asset enrollment rate across all employer plans was 12.3%iv.

“In the second quarter, we reached $151.8 billion in assets under management, an increase of 21% year over year, driven by strong Q2 inflows of $7.7 billion from new client and existing client contributions,” said Larry Raffone, president and chief executive officer of Financial Engines. “Financial Engines is in a strong position and, as we look at the rest of 2017 and beyond, we are focused on driving top-line growth by deepening our client relationships and delivering new services to market.”

Review of Financial Results for the Second Quarter of 2017

Revenue increased 12% to $118.5 million for the second quarter of 2017 from $106.2 million for the second quarter of 2016, driven primarily by the growth in professional management revenue which increased 15% to $110.6 million for the second quarter of 2017 from $96.1 million for the second quarter of 2016.

[i]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).
ii	Please see “About Non-GAAP Financial Measures” for definitions of the terms adjusted net income, adjusted earnings per share, and adjusted EBITDA.
iii	Operating metrics include both advised and subadvised relationships.
iv

Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2016.

Costs and expenses increased 8% to $98.4 million for the second quarter of 2017 from $91.1 million for the second quarter of 2016. This was due primarily to increases in employee-related costs, including wages and cash incentive compensation, driven by headcount growth and higher compensation, as well as fees paid to plan providers for data connectivity to plan and plan participant data. As a percentage of revenue, cost of revenue was 45% for the second quarter of 2017 compared to 44% for the second quarter of 2016.

Income from operations was $20.1 million for the second quarter of 2017 compared to income from operations of $15.1 million for the second quarter of 2016. As a percentage of revenue, income from operations was 17% for the second quarter of 2017 compared to 14% for the second quarter of 2016.

Our effective tax rate for the second quarter of 2017 was 37% compared to an effective tax rate of 38% in the second quarter of 2016.  Net income was $12.8 million, or $0.20 per diluted share, for the second quarter of 2017 compared to net income of $9.0 million, or $0.14 per diluted share, for the second quarter of 2016.  On a non-GAAP basis, adjusted net incomeii was $20.6 million and adjusted earnings per shareii were $0.32 for the second quarter of 2017 compared to adjusted net income of $17.6 million and adjusted earnings per share of $0.28 for the second quarter of 2016.

“Our second quarter results and our outlook for the balance of 2017 are consistent with our goals of balancing top-line growth, margin expansion, and investing for future opportunities, while enjoying strong positive cash flow,” said Ray Sims, chief financial officer of Financial Engines.

Assets Under Contract and Assets Under Management

Workplace AUC increased by 15% year-over-year to $1.143 trillion as of June 30, 2017 from $992 billion as of June 30, 2016, due primarily to market performance, contributions, and new employers making our services available, partially offset by cancellations and withdrawals.

AUM increased by 21% year-over-year to $151.8 billion as of June 30, 2017, from $125.3 billion as of June 30, 2016. The increase in AUM was driven primarily by new assets from new and existing clients and market performance, partially offset by cancellations and withdrawals.

	Q3'16	Q4'16	Q1'17	Q2'17
	(In billions)
AUM, beginning of period	$125.3	$134.4	$138.0	$144.4
New assets - new clients(1)	4.4	5.9	3.4	5.3
New assets - existing clients(2)	2.2	2.1	2.4	2.4
Asset cancellations -voluntary(3)	(1.9)	(2.3)	(2.1)	(1.6)
Asset cancellations - involuntary(4)	(1.8)	(2.1)	(2.7)	(3.3)
Assets withdrawn - existing clients(5)	(0.1)	(0.2)	(0.2)	(0.1)
Net new assets	2.8	3.4	0.8	2.7
Market movement and other(6)	6.3	0.2	5.6	4.7
AUM, end of period	$134.4	$138.0	$144.4	$151.8

(1)	New assets from new clients represents the aggregate amount of new AUM, measured at or near the end of the quarter, from new clients who enrolled in our professional management service.
(2)

New assets from existing clients represents the aggregate amount of new AUM within the quarter from existing clients who originally enrolled in our professional management service during a prior period, including employee and employer contributions of $2.2 billion for the current period. Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors.

(3)

Voluntary cancellations represent the aggregate amount of assets, measured at or near the start of the quarter, for clients who have voluntarily terminated their professional management service relationship within the period.

(4)

Involuntary cancellations represent the aggregate amount of defined contribution assets, measured at or near the start of the quarter, for clients whose professional management service relationship was terminated within the quarter period for reasons other than a voluntary termination.

(5)	Assets withdrawn represents the amount of voluntary withdrawals from IRA and taxable accounts by existing clients.
(6)

Market movement and other represents factors affecting AUM including estimated market movement, plan administrative and investment advisory fees, client loans, hardship and other defined contribution account withdrawals, and timing differences for the data feeds for clients enrolled in our professional management service throughout the period.

For further information on the AUM data above, please refer to our Form 10-Q to be filed for the period ended June 30, 2017.

Aggregate Investment Style Exposure for Portfolios Under Management

As of June 30, 2017, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Domestic equity	45%
International equity	28%
Bonds	24%
Cash and uncategorized assets(1)	3%
Total	100%

(1)	Uncategorized assets may include CDs, options, warrants and other vehicles not currently categorized.

Quarterly Dividend

On July 25, 2017, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.07 per share of the Company’s common stock. The cash dividend will be paid on October 4, 2017 to stockholders of record as of the close of business on September 20, 2017.

Outlook

Financial Engines’ growth strategy includes increasing professional management usage within the workplace, providing more holistic financial services to individual investors and workplace participants, and expanding the number of plan sponsors.

Based on the closing level of financial markets on July 31, 2017 and under typical market conditions, the Company estimates that 2017 revenue will be in the range of $480 million to $487 million, 2017 GAAP net income will be in the range of $56 million to $58 million and 2017 non-GAAP adjusted EBITDA will be in the range of $158 million to $162 million. A reconciliation of our non-GAAP adjusted EBITDA outlook to our GAAP net income outlook is contained in the accompanying financial tables.

Please refer to the tables included in this release that reconcile our GAAP net income to non-GAAP adjusted EBITDA, non-GAAP adjusted net income and non-GAAP adjusted earnings per share.

Conference Call

The Company will host a conference call to discuss its second quarter 2017 financial results as well as its 2017 outlook on Tuesday, August 8, 2017 at 5:00 p.m. ET.  The live webcast and presentation can be accessed from the Company's investor relations website at www.financialengines.com. The conference call can also be accessed live over the phone by dialing (888) 348-6435, or (412) 902-4238 for international callers. A replay will be available beginning approximately one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (844) 512-2921, or (412) 317-6671 for international callers; the conference ID is 10109833. The conference call replay will be available until August 11, 2017.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted earnings per share. Adjusted EBITDA represents net income before net interest expense (income), income tax expense (benefit), depreciation, amortization of intangible assets, including internal use software, amortization and impairment of direct response advertising, amortization of deferred sales commissions, non-cash stock-based compensation expense and expenses related to the closing and integration of acquisitions, if applicable for the period. Adjusted net income represents net income before non-cash stock-based compensation expense, amortization of intangible assets related to assets acquired, including customer relationships, trade names and trademarks, expenses related to the closing and integration of acquisitions and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period, partially offset by the related tax impact of these items. Adjusted earnings per share is defined as adjusted net income divided by the weighted average of dilutive common share equivalents outstanding. Further information regarding the non-GAAP performance measures included in this press release, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, is contained in the financial tables and will be contained in the Company’s Form 10-Q to be filed for the quarter ended June 30, 2017.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide our Board of Directors, management and investors with additional information and greater transparency with respect to our performance and decision-making. We feel these performance measures provide investors and others with a better understanding and ability to evaluate our operating results and future prospects, and provides the same performance measurement information as utilized by management. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

Our management uses non-GAAP adjusted EBITDA, adjusted net income and adjusted earnings per share as measures of operating performance, for planning purposes, including the preparation of annual budgets, to allocate resources to enhance the financial performance of our business, to evaluate the effectiveness of our business strategies and in communications with our Board of Directors concerning our financial performance. In addition, management currently uses non-GAAP measures in determining cash incentive compensation.

About Financial Engines

Financial Engines is America’s largest independent investment advisor1. We help people achieve greater financial clarity by providing comprehensive financial planning and professional investment management and advice. Headquartered in Sunnyvale, CA, Financial Engines was co-founded in 1996 by Nobel Prize-winning economist William F. Sharpe. We currently offer financial help to more than 9.5 million people across over 725 companies (including 150 of the Fortune 500). Our unique approach, combined with powerful online services, dedicated advisors and personal attention, promotes greater financial wellness and helps more Americans to meet their financial goals.

For more information, visit www.financialengines.com.

©1998-2017 Financial Engines, Inc. All rights reserved. Financial Engines® is a registered trademark of Financial Engines, Inc. All advisory services provided by Financial Engines Advisors L.L.C. Financial Engines does not guarantee future results.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: our focus on driving top-line growth by deepening client relationships and delivering new services to market, our goals of balancing top-line growth, margin expansion, investing for future opportunities, and positive cash flow; Financial Engines’ expected financial performance and outlook, including reconciliation information related thereto and factors which may impact our outlook; and the benefits and anticipated uses of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to risks related to the acquisition of The Mutual Fund Store, including our ability to fully realize the anticipated benefits of the transaction, the effect of the integration of the acquisition of The Mutual Fund Store on our business, financial condition and operating results, including our revenue and expenses; our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our professional management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment, and risks associated with our fiduciary obligations.  More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-Q for the quarter ended June 30, 2017, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time, including the Company’s 10-K filed for the year ended December 31, 2016. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or August 8, 2017 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

###

Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,	June 30,
	2016	2017
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$134,246	$169,918
Accounts receivable, net	103,256	111,163
Prepaid expenses	7,370	8,937
Other current assets	3,468	4,647
Total current assets	248,340	294,665
Property and equipment, net	24,532	23,823
Intangible assets, net	205,751	201,748
Goodwill	312,020	312,020
Long-term deferred tax assets	40,504	55,478
Direct response advertising, net	5,849	4,784
Other assets	3,140	1,617
Total assets	$840,136	$894,135
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,780	$31,031
Accrued compensation	27,667	16,303
Deferred revenue	4,701	4,629
Dividend payable	4,350	4,416
Other current liabilities	4,343	3,086
Total current liabilities	77,841	59,465
Long-term deferred rent	12,269	11,547
Long-term tax liabilities	2,207	—
Other liabilities	488	500
Total liabilities	92,805	71,512
Contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2016 and June 30, 2017; None issued or outstanding as of December 31, 2016 and June 30, 2017	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2016 and June 30, 2017; 63,476 and 64,400 shares issued and 62,199 and 63,123 shares outstanding as of December 31, 2016 and June 30, 2017, respectively	6	6
Additional paid-in capital	782,079	817,994
Treasury stock, at cost (1,277 shares and 1,277 shares as of December 31, 2016 and June 30, 2017, respectively)	(47,637)	(47,637)
Retained Earnings	12,883	52,260
Total stockholders’ equity	747,331	822,623
Total liabilities and stockholders’ equity	$840,136	$894,135

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2017	2016	2017
	(In thousands, except per share data)
Revenue:
Professional management	$96,071	$110,640	$178,877	$217,400
Platform	7,173	6,784	14,271	13,678
Other	2,989	1,050	5,143	1,491
Total revenue	106,233	118,474	198,291	232,569
Costs and expenses:
Cost of revenue	46,540	53,286	85,871	104,811
Research and development	8,967	11,119	18,234	21,687
Sales and marketing	21,686	21,189	40,149	40,504
General and administrative	9,809	8,566	24,409	20,760
Amortization of intangible assets, including internal use software	4,099	4,231	7,125	8,394
Total costs and expenses	91,101	98,391	175,788	196,156
Income from operations	15,132	20,083	22,503	36,413
Interest (expense) income	(20)	196	(16)	263
Other expense, net	(427)	(44)	(460)	(172)
Income before income taxes	14,685	20,235	22,027	36,504
Income tax expense	5,642	7,432	9,655	11,527
Net and comprehensive income	$9,043	$12,803	$12,372	$24,977
Dividends declared per share of common stock	$0.07	$0.07	$0.14	$0.14
Net income per share attributable to holders of common stock
Basic	$0.15	$0.20	$0.21	$0.40
Diluted	$0.14	$0.20	$0.20	$0.39
Shares used to compute net income per share attributable to holders of common stock
Basic	61,716	62,998	59,986	62,723
Diluted	62,770	64,826	60,979	64,666

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
	2016	2017
	(In thousands)
Cash flows from operating activities:
Net income	$12,372	$24,977
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,307	4,202
Amortization of intangible assets	6,922	8,130
Stock-based compensation	14,727	17,602
Amortization of deferred sales commissions	831	575
Amortization and impairment of direct response advertising	2,425	1,951
Amortization of discount on short-term investments	(5)	—
Provision for doubtful accounts	455	304
Write-off of notes receivable	240	—
Deferred tax	4,462	10,053
Loss on fixed asset disposal	133	155
Loss on sale of short-term investments	18	—
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(1,207)	(8,211)
Prepaid expenses	(1,447)	(1,650)
Direct response advertising	(1,740)	(906)
Other assets	(1,816)	(1,392)
Accounts payable	(7,492)	(6,668)
Accrued compensation	(5,059)	(11,364)
Deferred revenue	(312)	(145)
Deferred rent	699	(93)
Other liabilities	(2,131)	(24)
Net cash provided by operating activities	26,382	37,496
Cash flows from investing activities:
Purchase of property and equipment	(3,955)	(2,345)
Capitalization of internal use software	(3,568)	(3,947)
Sale of short-term investments	39,923	—
Cash paid for acquisitions, net of cash acquired	(254,610)	—
Net cash used in investing activities	(222,210)	(6,292)
Cash flows from financing activities:
Payments on capital lease obligations	(53)	(67)
Payments related to business combinations	—	(2,093)
Net share settlements for minimum tax withholdings	(656)	(3,496)
Proceeds from issuance of common stock	1,112	18,872
Cash dividend payments	(8,553)	(8,748)
Net cash (used in) provided by financing activities	(8,150)	4,468
Net (decrease) increase in cash and cash equivalents	(203,978)	35,672
Cash and cash equivalents, beginning of period	305,216	134,246
Cash and cash equivalents, end of period	$101,238	$169,918
Supplemental cash flows information:
Income taxes paid, net of refunds	$2,389	$6,168
Interest paid	$7	$57
Non-cash operating, investing and financing activities:
Issuance of common stock related to acquisition	$267,018	$—
Unpaid purchases of property and equipment	$680	$1,113
Purchase of property and equipment with noncash tenant improvement allowance	$1,924	$162
Purchase of property and equipment under capital lease	$—	$221
Capitalized stock-based compensation for internal use software	$388	$444
Capitalized stock-based compensation for direct response advertising	$42	$28
Dividends declared but not yet paid	$3,697	$4,416

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of GAAP net income to non-GAAP adjusted EBITDA based on our historical results:

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP adjusted EBITDA	2016	2017	2016	2017
	(In thousands, unaudited)
GAAP net income	$9,043	$12,803	$12,372	$24,977
Interest expense (income)	20	(196)	16	(263)
Income tax expense	5,642	7,432	9,655	11,527
Depreciation and amortization	2,260	2,084	4,307	4,202
Amortization of intangible assets (excluding internal use software)	2,916	2,797	4,591	5,593
Amortization of internal use software	1,084	1,298	2,331	2,537
Amortization and impairment of direct response advertising	1,211	1,032	2,425	1,951
Amortization of deferred sales commissions	413	287	831	575
Stock-based compensation	8,523	9,159	14,727	17,602
Acquisition-related expenses(1)	2,334	719	10,474	3,910
Non-GAAP adjusted EBITDA	$33,446	$37,415	$61,729	$72,611

(1)	We expect to incur a minimal amount of acquisition-related expenses through December 31, 2017.

The table below sets forth a reconciliation of GAAP net income to non-GAAP adjusted net income based on our historical results:

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP adjusted net income	2016	2017	2016	2017
	(In thousands, unaudited)
GAAP net income	$9,043	$12,803	$12,372	$24,977
Stock-based compensation	8,523	9,159	14,727	17,602
Amortization of intangible assets (excluding internal use software)	2,916	2,797	4,591	5,593
Acquisition-related expenses	2,334	719	10,474	3,910
Income tax expense from non-deductible transaction expenses(1)	—	—	1,162	—
Tax-effect of adjustments(2)	(5,262)	(4,842)	(11,381)	(10,354)
Non-GAAP adjusted net income	$17,554	$20,636	$31,945	$41,728

(1)	This amount represents estimated additional income tax expense incurred in the period for non-deductible transaction expenses related to acquisition activity.
(2)	An estimated statutory tax rate of 38.2% has been applied to eliminate the tax-effect for all periods presented.

The table below sets forth a reconciliation of GAAP diluted earnings per share to non-GAAP adjusted earnings per share based on our historical results:

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP adjusted earnings per share	2016	2017	2016	2017
	(In thousands, except per share data, unaudited)
GAAP diluted earnings per share	$0.14	$0.20	$0.20	$0.39
Stock-based compensation	0.13	0.14	0.24	0.27
Amortization of intangible assets (excluding internal use software)	0.05	0.04	0.08	0.09
Acquisition-related expenses	0.04	0.01	0.17	0.06
Income tax expense from non-deductible transaction expenses(1)	—	—	0.02	—
Tax-effect of adjustments(2)	(0.08)	(0.07)	(0.19)	(0.16)
Non-GAAP adjusted earnings per share	$0.28	$0.32	$0.52	$0.65
Shares of common stock outstanding	61,716	62,998	59,986	62,723
Dilutive stock options, RSUs and PSUs	1,054	1,828	993	1,943
Non-GAAP adjusted common shares outstanding	62,770	64,826	60,979	64,666

(1)	This amount represents estimated additional income tax expense incurred in the period for non-deductible transaction expenses related to acquisition activity.
(2)	An estimated statutory tax rate of 38.2% has been applied to eliminate the tax-effect for all periods presented.

The table below sets forth a reconciliation of our 2017 outlook for GAAP net income to our 2017 outlook for non-GAAP adjusted EBITDA:

	Outlook for Fiscal 2017 as of July 31, 2017
Non-GAAP adjusted EBITDA outlook	Low	High
	(In millions, unaudited)
GAAP net income outlook	$56	$58
Estimated interest income, net(1)	-	-
Estimated income tax expense(1)	32	34
Estimated depreciation and amortization(1)	9	9
Estimated amortization of intangible assets (excluding internal use software)(1)	11	11
Estimated amortization of internal use software(1)	6	6
Estimated amortization and impairment of direct response advertising(1)	4	4
Estimated amortization of deferred sales commissions(1)	1	1
Estimated stock-based compensation(1)	35	35
Estimated acquisition-related expenses(1)	4	4
Non-GAAP adjusted EBITDA outlook	$158	$162

(1)

The estimated items are provided solely for the purpose of reconciling our 2017 outlook for GAAP net income to our 2017 outlook for non-GAAP adjusted EBITDA and are not intended and should not be construed as part of the Company’s outlook for 2017, which outlook is limited to revenue, net income and non-GAAP adjusted EBITDA. These items are subject to a number of variables which make them inherently difficult to estimate accurately. In addition, actual amounts for such items have historically varied and may continue to vary significantly from period to period. Any variances in these estimates may in turn have a significant impact on our 2017 outlook and future GAAP results.